Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
FEBRUARY 6, 2008	Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

REGENERATION TECHNOLOGIES ANNOUNCES 2007 YEAR END, FOURTH QUARTER RESULTS

Company Reached Record Quarterly and Annual Revenues; Will Hold Conference Call at 9:00 a.m. ET

ALACHUA, Fla. (Feb. 6, 2008) – Regeneration Technologies Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, announced today that the company reached record quarterly revenues of $25.5 million for the fourth quarter of 2007, compared to $19.1 million for the fourth quarter of 2006. Revenues for the full year 2007 were also a record at $94.2 million, compared to revenues of $74.0 million for the full year 2006.

For the fourth quarter ended Dec. 31, 2007, the company reported a net loss of $2.6 million, compared to a net loss of $6.7 million for the fourth quarter of 2006. Net loss per diluted share for the fourth quarter 2007 was $0.09, compared to a net loss per diluted share of $0.22 for the fourth quarter of 2006, and primarily results from certain after tax charges discussed below.

Net loss in the fourth quarter of 2007 included an after tax charge of $715,000, or $0.02 per diluted share, relating to an impairment charge of the company’s investment in Lifeline Scientific Inc., formerly Organ Recovery Systems Inc., and an after tax charge of $1.9 million, or $0.07 per diluted share, relating to an impairment of its cardiovascular facility, including leasehold improvements classified as assets held for sale.

Net loss in the fourth quarter of 2006 included an after tax charge of $2.0 million, or $0.07 per diluted share, relating to exiting the cardiovascular business and an after tax charge of $2.6 million, or $0.09 per diluted share, related to an impairment charge of the company’s investment in Lifeline Scientific.

For the full year 2007, the company reported a net loss of $2.1 million, compared to a net loss of $11.1 million for the full year 2006. Net loss per diluted share for 2007 was $0.07, compared to a net loss per diluted share for 2006 of $0.37.

During the fourth quarter and full year ending Dec. 31, 2007, the company recorded stock-based compensation expense totaling $725,000 and $3.0 million, respectively, before income taxes, representing an after tax expense of $597,000 and $2.3 million, respectively, and increased loss per diluted share of $0.02 and $0.08, respectively, under the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment. This compares to stock-based compensation expense totaling $762,000 and $3.1 million, respectively, before income taxes for the fourth quarter and full year ending Dec. 31, 2006, representing an after tax expense of $582,000 and $2.4 million, respectively, and increased net loss per diluted share by $0.02 and $0.08, respectively.

“We are very pleased to reach record revenues as our core business grew 43 percent for the quarter and 35 percent for the year,” said Brian K. Hutchison, RTI’s chairman, president and CEO. “While our profitability was negatively impacted in the fourth quarter from asset write downs, the positive trend for revenues, gross margins and annual cash flow compared to 2006 illustrates that our new business model can deliver sustainable growth and profitability. With our impending merger with Tutogen Medical Inc. in the first quarter of 2008, we expect to build on both companies’ revenue momentum in 2008 and beyond.”

Quarterly and Annual Highlights

Highlights for the fourth quarter and year end 2007 include:

•	Record quarterly and annual revenues

•	Record quarterly and annual sports medicine revenues with increases of 96 percent and 85 percent, respectively, compared to 2006

•	Annual gross margin increase from 26 percent in 2006 to 40 percent in 2007

•	Annual cash flow generated from operations of $7.1 million, a $13.8 million improvement over 2006

•	Announced merger agreement with Tutogen Medical Inc. in Nov. 2007, which is expected to close at the end of February 2008

•	Announced company name change to RTI Biologics Inc. following the merger

2007 Revenue Analysis and 2008 Outlook

Spinal: Revenues from distribution of spinal implants were $10.3 million for the fourth quarter 2007 and $41.1 million for the year ended Dec. 31, 2007, representing an increase of 27 percent and 17 percent, respectively, over previous year levels.

The increase in revenue for the periods reflects higher shipments of cervical implants and the company’s ability to fulfill orders for additional spine distributors in 2007.

RTI continues to see favorable trends in the spine market indicated by strong market fundamentals and successful marketing results by its distributors. Accordingly, the company expects to increase its spine revenues by continuing to work with distributors to develop and produce additional designs for both lumbar and cervical fusion implants, better meeting the demand of surgeons for allograft implants.

Sports Medicine: Revenues from distribution of sports medicine implants were $9.0 million for the fourth quarter and $27.7 million for the year ended Dec. 31, 2007, representing an increase of 96 percent and 85 percent, respectively, over previous year levels.

Unit volumes for the fourth quarter and full year 2007 increased by 53 percent and 44 percent, respectively, due to increased levels of tissue available for distribution and new product introductions in 2007, including the BioCleanse® Peroneus Longus, the BTB Select™ and the BioCleanse meniscus, which allowed RTI to provide implants for hundreds of additional surgeries than in the fourth quarter of 2006. Sports medicine revenue increases were also favorably impacted by changes in the mix of implants distributed and higher average revenue per unit on many tendons.

RTI believes the favorable trends seen over the past several quarters by its direct distribution effort in the sports medicine segment will continue throughout 2008. The company’s growth in tissue recoveries, demand for implants launched in 2007 and anticipated new implant offerings in 2008, such as fresh osteochondral grafts for knee injuries and additional new soft tissue offerings, will continue to drive significant growth in this area.

Bone Graft Substitutes: Revenues from distribution of bone graft substitutes were $3.9 million for the fourth quarter and $17.0 million for the year ended Dec. 31, 2007, representing an increase of 16 percent and 26 percent, respectively. Bone graft substitutes consist of all moldable and flowable bone pastes, as well as all cancellous chips and cubes. The revenues for the quarter and year were favorably impacted by increased volumes through all of the company’s distribution channels.

The company will launch its new, ready-to-use paste in the first quarter of 2008 and expects to launch a moldable paste in early 2008, both with Zimmer Inc. In addition, revenue expansion is planned for both domestic and international distribution of the current portfolio of bone graft substitutes.

General Orthopedic: Revenues from distribution of general orthopedic implants were $249,000 for the fourth quarter and $993,000 for the year ended Dec. 31, 2007, both similar to the previous year’s level. General orthopedic revenues consist of bone blocks, strips and shafts.

Cardiovascular: Revenues from distribution of cardiovascular implants were $159,000 for the fourth quarter and $2.0 million for the year ended Dec. 31, 2007, representing a decrease of 88 percent and 65 percent, respectively. The decreased revenue reflects the company’s exit from this business at the end of 2006.

No revenues are anticipated from the cardiovascular area in 2008, as the exit from the cardiovascular business is complete.

Other Revenues: Other revenues were $1.8 million for the fourth quarter and $5.5 million for the year ended Dec. 31, 2007, representing an increase of 29 percent and 44 percent, respectively. Other revenues consist of tissue recovery fees, biomedical laboratory fees, revenue from exclusivity rights, grant revenue, shipping fees, distribution of reproductions of RTI’s allografts to distributors for demonstration purposes and restocking fees. Fees for tissue recoveries for other processors represented the majority of the increase in other revenues for both the fourth quarter and full year 2007.

Other revenues should continue to increase in 2008 as the company expands its tissue recoveries for other processors.

Merger with Tutogen Medical Inc.

RTI and Tutogen Medical Inc. announced on Nov. 13, 2007 a definitive agreement to combine the two companies in a tax-free, stock-for-stock exchange. Under the terms of the merger agreement, Tutogen shareholders will receive 1.22 shares of newly issued RTI common stock in exchange for each share of Tutogen common stock they own. Upon completion of the merger, RTI stockholders will own approximately 55 percent of the combined company and Tutogen stockholders will own approximately 45 percent of the combined company, on a diluted basis.

A special meeting of the stockholders of RTI, to consider and vote upon the transactions contemplated by the proposed merger with Tutogen, has been scheduled for Feb. 27, 2008 at 9:00 a.m. Eastern Time, at RTI’s headquarters at 11620 Research Circle, Alachua, Fla. RTI stockholders of record as of the close of business on Jan. 16, 2008 will be entitled to vote at the special meeting.

A special meeting of the stockholders of Tutogen, to consider and vote upon the transactions contemplated by the proposed merger with RTI, has been scheduled for Feb. 27, 2008 at 9:00 a.m. Eastern Time, at Tutogen’s headquarters at 13709 Progress Blvd., Alachua, Fla. Tutogen stockholders of record as of the close of business on Jan. 22, 2008 will be entitled to vote at the special meeting.

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast on Wednesday, Feb. 6, 2008 at 9:00 a.m. ET to discuss fourth quarter and year end results. The conference call can be accessed by dialing 800-475-8395, passcode RTIX Q4. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through March 31, 2008 and can be accessed by calling 800-551-8154; the replay will also be available at www.rtix.com.

About Regeneration Technologies Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse, a proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about the expected benefits of the business combination involving Regeneration Technologies Inc. and Tutogen Medical Inc., including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to agreements with distributors also are forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including the ability of Regeneration Technologies and Tutogen to integrate their businesses successfully and to realize the expected synergies and cost savings from the merger and the risks described in public filings by Regeneration Technologies and Tutogen on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of Regeneration Technologies’ SEC filings may be obtained by contacting Regeneration Technologies or the SEC or by visiting Regeneration Technologies’ Web site at www.rtix.com or the SEC’s Web site at www.sec.gov. Copies of Tutogen’s SEC filings may be obtained by contacting Tutogen or the SEC or by visiting Tutogen’s Web site at www.tutogen.com or the SEC’s Web site at www.sec.gov.

The proposed merger will be submitted to the respective stockholders of Regeneration Technologies and Tutogen for their consideration, and Regeneration Technologies and Tutogen have filed a registration statement, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. You can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Regeneration Technologies and Tutogen, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at RTI’s Web site (http://www.rtix.com) or Tutogen’s Web site (http://www.tutogen.com). Copies of the joint proxy statement/prospectus and the SEC filings that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Thomas F. Rose, Vice President and CFO, Regeneration Technologies Inc., PO Box 2650, Alachua, FL 32616 or to L. Robert Johnston, Jr., CFO, Tutogen Medical Inc., 13709 Progress Blvd., Box 19, Alachua, FL 32615 .

Regeneration Technologies and Tutogen, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Regeneration Technologies and Tutogen in connection with the proposed merger. Information about the directors and executive officers of Regeneration Technologies and their ownership of Regeneration Technologies common stock is set forth in the proxy statement, dated March 30, 2007, for Regeneration Technologies’ annual meeting of stockholders, as filed with the SEC on a Schedule 14A. Information about the directors and executive officers of Tutogen and their ownership of Tutogen common stock is set forth in the proxy statement, dated Feb. 5, 2007, for Tutogen’s annual meeting of stockholders, as filed with the SEC on a Schedule 14A. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement /prospectus regarding the proposed merger. You may obtain free copies of these documents as described in the preceding paragraph.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Revenues:
Fees from tissue distribution	$23,739	$17,720	$88,708	$70,158
Other revenues	1,762	1,371	5,499	3,812

Total revenues	25,501	19,091	94,207	73,970
Costs of processing and distribution	14,322	16,955	56,557	54,647

Gross profit	11,179	2,136	37,650	19,323

Expenses:
Marketing, general and administrative	9,308	7,316	31,040	27,252
Research and development	1,407	1,632	5,190	5,403
Gain on business exchange	—	—	(197)	—
Asset impairments and abandonments	4,140	4,202	4,185	4,202

Total expenses	14,855	13,150	40,218	36,857

Operating loss	(3,676)	(11,014)	(2,568)	(17,534)

Other (expense) income:
Interest expense	(177)	(202)	(753)	(898)
Interest income	230	208	849	934

Total other income (expense) - net	53	6	96	36

Loss before income tax benefit	(3,623)	(11,008)	(2,472)	(17,498)
Income tax benefit	1,020	4,319	376	6,373

Net loss	$(2,603)	$(6,689)	$(2,096)	$(11,125)

Net loss per common share - basic	$(0.09)	$(0.22)	$(0.07)	$(0.37)

Net loss per common share - diluted	$(0.09)	$(0.22)	$(0.07)	$(0.37)

Weighted average shares outstanding - basic	29,879,819	29,772,958	29,824,816	29,753,166

Weighted average shares outstanding - diluted	29,879,819	29,772,958	29,824,816	29,753,166

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Revenues

(In thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Fees from tissue distribution:
Spinal constructs	$10,348	$8,135	$41,067	$35,085
Sports medicine	9,034	4,611	27,685	14,959
Bone graft substitutes	3,949	3,418	17,011	13,506
General orthopedic	249	243	993	969
Cardiovascular	159	1,313	1,952	5,639
Other revenues	1,762	1,371	5,499	3,812

Total	$25,501	$19,091	$94,207	$73,970

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$18,560	$15,509
Accounts receivable - net	9,754	9,337
Inventories - net	39,847	37,026
Other current assets	20,281	11,429

Total current assets	88,442	73,301
Property, plant and equipment - net	35,549	41,047
Other assets	12,335	15,460

Total assets	$136,326	$129,808

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,631	$7,949
Other current liabilities	10,190	8,568

Total current liabilities	17,821	16,517
Other liabilities	6,862	3,401

Total liabilities	24,683	19,918
Total stockholders’ equity	111,643	109,890

Total liabilities and stockholders’ equity	$136,326	$129,808

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Cash flows from operating activities:
Net loss	$(2,603)	$(6,689)	$(2,096)	$(11,125)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,333	1,386	5,586	5,235
Amortization of deferred financing costs	43	42	170	170
Provision for inventory writedowns	440	3,360	1,479	3,855
Deferred income tax benefit	(1,087)	(4,320)	(1,486)	(6,389)
Deferred stock-based compensation and nonqualified option expense	725	762	2,973	3,138
Asset impairments and abandonments	4,140	4,202	4,185	4,202
Change in working capital	(1,412)	1,135	(9,281)	(5,031)
Other	(72)	(83)	5,532	(814)

Net cash provided by (used in) operating activities	1,507	(205)	7,062	(6,759)

Cash flows from investing activities:
Purchases of property, plant and equipment	(854)	(253)	(2,173)	(1,328)
Proceeds from sale of property, plant and equipment	—	—	80	200
Business combination	(492)	—	(492)	—

Net cash used in investing activities	(1,346)	(253)	(2,585)	(1,128)

Cash flows from financing activities:
Payments on long-term obligations	(476)	(508)	(2,301)	(2,227)
Other	80	3	875	64

Net cash used in financing activities	(396)	(505)	(1,426)	(2,163)

Net (decrease) increase in cash and cash equivalents	(235)	(963)	3,051	(10,050)
Cash and cash equivalents, beginning of period	18,795	16,472	15,509	25,559

Cash and cash equivalents, end of period	$18,560	$15,509	$18,560	$15,509

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